Exhibit (M)(2)

SCHEDULE A

As last revised June 5, 2018

to the

ADVISORSHARES TRUST

DISTRIBUTION PLAN

Dated June 2, 2009

Funds

Dorsey Wright ADR ETF

Peritus High Yield ETF

Ranger Equity Bear ETF

Madrona Domestic ETF

Madrona International ETF

Madrona Global Bond ETF

Wilshire Buyback ETF

STAR Global Buy-Write ETF

Newfleet Multi-Sector Income ETF

Sage Core Reserves ETF

Treesdale Rising Rates ETF

Pacific Asset Enhanced Floating Rate ETF

Cornerstone Small Cap ETF

KIM Korea Equity ETF

Focused Equity ETF

New Tech and Media ETF

Vice ETF

Dorsey Wright Micro-Cap ETF

Dorsey Wright Short ETF

Distribution Fees

Distribution Services………………………….twenty-five basis points (0.25%)

Calculation of Fees

Distribution fees are based on a percentage of each Fund’s average daily net assets.